                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: December 26, 2001

                               TRC COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                              1-9947                         06-0853807
----------------------------------            -----------------        ----------------------------------
  (State or other jurisdiction of             (Commission File            (IRS Employer Identification
             incorporation)                         Number)                         Number)

                    5 Waterside Crossing
                    Windsor, Connecticut                             06095
        ---------------------------------------------         --------------------
          (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code: (860) 298-9692

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ITEM 5. OTHER EVENTS.

TRC Companies, Inc. ("TRC") announced on December 19, 2001, that it had consummated a private placement transaction pursuant to which it issued and sold to Fletcher International, Ltd., an affiliate of Fletcher Asset Management, Inc. ("Fletcher"), 15,000 shares of a new Series A-1 Cumulative Convertible Preferred Stock ("Series A-1 Preferred Stock") at $1,000 per share. The aggregate purchase price for the Series A-1 Preferred Stock was $15 million. TRC also granted Fletcher the right, commencing on December 15, 2002 and ending on December 14, 2003, to purchase up to 10,000 shares of one or more additional series of Series A Preferred Stock having similar terms and conditions as the Series A-1 Preferred Stock. TRC intends to use the proceeds of the foregoing financing for general corporate purposes, primarily for strategic, accretive acquisitions.

The Series A-1 Preferred Stock issued in the financing may be converted into Common Stock at the holders' option at a conversion price of $57.94 (the "Conversion Price"). The Conversion Price represents a 20% premium to the volume weighted average price of TRC's common stock on December 13, 2001. TRC has agreed to register for resale the shares of Common Stock issuable under the agreement.

TRC has the right to "call" for cash the Series A-1 Preferred Stock for mandatory redemption at any time when the volume-weighted average price of the Common Stock for any fifteen (15) Business Days in a consecutive twenty
(20) Business Day period exceeds 175% of the Conversion Price. In the event Fletcher chose not to convert within sixty (60) days of notice of call the redemption price in connection with a mandatory redemption by TRC is $1,000 per share of Series A-1 Preferred Stock, plus all accrued and unpaid dividends on the Series A-1 Preferred Stock (the "Cash Redemption Amount").

Commencing on December 15, 2005, the holders' of the Series A-1 Preferred Stock have the right to cause TRC to redeem all or a portion of their shares of Series A-1 Preferred Stock for shares of "registered" Common Stock . The number of shares of Common Stock to be issued by the Company shall be determined by dividing the stated value of the shares of Series A-1 Preferred Stock being redeemed by the Average Market Price at the time of such redemption, but not less than 50 % of the volume weighted average price of Common Stock on December 13, 2001. All shares of Series A-1 Preferred Stock outstanding on December 14, 2006 are to be redeemed by TRC, at its election, for cash or shares of "registered" Common Stock. If TRC elects to redeem the shares of Series A-1 Preferred Stock for cash it will pay the holders' the Cash Redemption Amount. If applicable, the number of shares of "registered" Common Stock to be issued in connection with such a redemption will be determined as set forth above.

The Series A-1 Preferred Stock will bear a dividend at a rate of 4% per year, which may be paid, at TRC's election in cash or shares of "registered" Common Stock. The Series A-1 Preferred Stock will not have voting rights on ordinary corporate matters, except as required by Delaware law. The Series A-1 Preferred Stock will only have the right to approve specified corporate actions which affect the Preferred Stock.



Under the terms of the Agreement, TRC has granted to Fletcher a "limited right of first offer" with respect to future issuances by TRC of equity and convertible securities in private capital raising transactions. The "right of first offer" is limited to the thirty Business Day period following the sale of the Series A-1 Preferred Stock and any Additional Preferred Stock and does not apply where TRC determines that an alternative investment opportunity brings special strategic or other non-financial benefits to TRC.

The sale of the Series A-1 Preferred Stock was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The sale was made without general solicitation or advertising. Fletcher is a sophisticated investor with access to all relevant information necessary to evaluate an investment in the securities, and Fletcher represented to TRC that the securities were being acquired for investment purposes.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the attached transaction documents in Item 7. Exhibits.

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ITEM 7. EXHIBITS.

(c)   Exhibits

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
      3.3         Form of Certificate of Rights and Preferences of Series A-1
                  Cumulative Convertible Preferred Stock filed with the
                  Secretary of State of the State of Delaware.

      10.6        Agreement, dated as of December 14, 2001, by and between TRC
                  Companies, Inc. and Fletcher International, Ltd.

      99.1        Press Release

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             TRC COMPANIES, INC.

December 26, 2001                        by: /s/  Harold C. Elston, Jr.
                                             ----------------------------------
                                                  Harold C. Elston, Jr.
                              Senior Vice President and Chief Financial Officer
                                                (Chief Accounting Officer)


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